Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SAREPTA THERAPEUTICS, INC.

Sarepta Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:  The name of the Corporation is Sarepta Therapeutics, Inc. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on June 5, 2013. The Certificate of Incorporation was Amended and Restated on June 6, 2013 and was amended on June 30, 2015.

SECOND:  Paragraph A of Article IV of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Two Hundred One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (201,333,333) shares, consisting of One Hundred Ninety-Eight Million (198,000,000) shares which shall be Common Stock and Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (3,333,333) shares which shall be Preferred Stock. The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share.”

THIRD:  That, pursuant to resolution of the Corporation’s board of directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of this Certificate of Amendment.

FOURTH:  This Certificate of Amendment was duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by the authorized officer below as of the date hereof.

By:	/s/ David Tyronne Howton, Jr.
Name:	David Tyronne Howton, Jr.
Title:	Executive Vice President, General
Counsel and Corporate Secretary

Signed:	June 4, 2020